Exhibit 99.1

Mace Security International Engages Investment Banking Firm, Legg Mason, to Explore the Sale of Its Car and Truck Wash Division

    MOUNT LAUREL, N.J.--(BUSINESS WIRE)--Dec. 9, 2004--Mace Security International, Inc. ("Mace") (Nasdaq:MACE), a manufacturer of electronic surveillance and personal defense products and an owner and operator of car and truck wash facilities, today announced that it has engaged Legg Mason Wood Walker, Incorporated ("Legg Mason") for the purpose of identifying strategic business alternatives, including the possible sale of all of the Company's car and truck washes.
    Mace will consider a sale if the purchase price received would be sufficient to retire all debt related to the car and truck washes and provide capital for the growth of Mace's electronic surveillance and personal defense divisions. Mace seeks to grow these two divisions through acquisitions, new product development and new market penetration.
    Mace currently owns and operates 49 car washes and five truck washes. The car washes are located in Arizona, Delaware, Florida, New Jersey, Pennsylvania and Texas (Major cities include: Phoenix, Philadelphia, Fort Myers, Austin, Dallas and San Antonio). The truck washes are in Arizona, Indiana, Ohio and Texas.
    The agreement between Mace and Legg Mason is an engagement for the purpose of identifying opportunities for the possible sale of the Company's car and truck washes. There can be no assurances that any particular strategic business alternative will be pursued or that any transaction will occur, or on what terms.
    Mace Security International, Inc. is a manufacturer of electronic surveillance and personal defense products, and an owner and operator of car and truck wash facilities. More information about Mace is available at www.mace.com.

    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on the Company and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained in the Company's SEC filings, including its S-3 registration statements, Form 10-K for 2002, Form 10-K for 2003, Form 10-Q for the quarter ended March 31, 2003, Form 10-Q for the quarter ended June 30, 2003, Form 10-Q for the quarter ended September 30, 2003, Form 10-Q for the quarter ended March 31, 2004, Form 10-Q for the quarter ended June 30, 2004 and Form 10-Q for the quarter ended September 30, 2004. This press release should be read in conjunction with the financial statements and notes contained in the Company's annual report on Form 10-K and the Company's quarterly reports on Form 10-Q.

    CONTACT: Mace Security International, Inc., Mount Laurel
             Robert M. Kramer, 856-778-2300
             www.mace.com